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Exhibit 10.1

INDEMNITY AGREEMENT

        This Indemnity Agreement, dated as of July 9, 2004, is made by and between Regal Entertainment Group, a Delaware corporation (the "Company"), and Lewis W. Coleman (the "Indemnitee").

RECITALS

        A.    The Company is aware that competent and experienced persons are increasingly reluctant to serve as directors, officers or agents of corporations unless they are protected by comprehensive liability insurance or indemnification, due to increased exposure to litigation costs and risks resulting from their service to such corporations, and due to the fact that the exposure frequently bears no reasonable relationship to the compensation of such directors, officers and other agents.

        B.    The statutes and judicial decisions regarding the duties of directors and officers are often difficult to apply, ambiguous, or conflicting, and therefore fail to provide such directors, officers and agents with adequate, reliable knowledge of legal risks to which they are exposed or information regarding the proper course of action to take.

        C.    Plaintiffs often seek damages in such large amounts and the costs of litigation may be so large (whether or not the case is meritorious), that the defense and/or settlement of such litigation is often beyond the personal resources of directors, officers and other agents.

        D.    The Company believes that it is unreasonable for its directors, officers and agents and the directors, officers and agents of its subsidiaries to assume the risk of judgments and other expenses which may occur in cases in which the director, officer or agent received no personal benefit or was not culpable.

        E.    The Company recognizes that the issues in controversy in litigation against a director, officer or agent of a corporation such as the Company or its subsidiaries are often related to the knowledge, motives and intent of such director, officer or agent, that he or she is usually the only witness with knowledge of the essential facts and exculpating circumstances regarding such matters, and that the long period of time which usually elapses before the trial or other disposition of such litigation often extends beyond the time that the director, officer or agent can reasonably recall such matters and may extend beyond the normal time for retirement for such director, officer or agent with the result that he or she, after retirement or in the event of his or her death, his or her spouse, heirs, executors or administrators may be faced with limited ability and undue hardship in maintaining an adequate defense, which may discourage such a director, officer or agent from serving in that position.

        F.     Based upon their experience as business managers, the Board of Directors of the Company (the "Board") has concluded that, to retain and attract talented and experienced individuals to serve as directors, officers and agents of the Company and its subsidiaries and to encourage such individuals to take the business risks necessary for the success of the Company and its subsidiaries, it is necessary for the Company to contractually indemnify its directors, officers and agents and the directors, officers and agents of its subsidiaries, and has further concluded that the failure to provide such contractual indemnification could result in harm to the Company and its subsidiaries and the Company's stockholders.

        G.    Section 145 of the General Corporation Law of the State of Delaware, under which the Company is organized ("Section 145"), empowers the Company to indemnify its directors, officers, employees and agents by agreement and to indemnify persons who serve, at the request of the Company, as the directors, officers, employees or agents of other corporations or enterprises, and expressly provides that the indemnification provided by Section 145 is not exclusive.

        H.    The Company desires and has requested the Indemnitee to serve as a director, officer or agent of the Company and/or one or more subsidiaries of the Company free from undue concern for claims for damages arising out of or related to such services to the Company and/or one or more subsidiaries of the Company.

        I.     Indemnitee is willing to serve the Company and/or one or more subsidiaries of the Company, provided that Indemnitee is furnished the indemnity provided for herein.

AGREEMENT

        NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

        1.    Definitions.

            (a)    Agent.    For the purposes of this Agreement, "agent" of the Company means any person who is or was a director, officer, employee or other agent of the Company or a subsidiary of the Company; or is or was serving at the request of, for the convenience of, or to represent the interests of the Company or a subsidiary of the Company as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise; or was a director, officer, employee or agent of a foreign or domestic corporation that was a predecessor corporation of the Company or a subsidiary of the Company, or was a director, officer, employee or agent of another enterprise at the request of, for the convenience of, or to represent the interests of such predecessor corporation.

            (b)    Expenses.    For purposes of this Agreement, "expenses" include all out-of-pocket costs of any type or nature whatsoever (including, without limitation, all attorneys' fees and related disbursements), actually and reasonably incurred by the Indemnitee in connection with either the investigation, defense or appeal of a proceeding or establishing or enforcing a right to indemnification under this Agreement or Section 145 or otherwise; provided, however, that "expenses" shall not include any judgments, fines, ERISA excise taxes or penalties, or amounts paid in settlement of a proceeding.

            (c)    Proceeding.    For the purposes of this Agreement, "proceeding" means any threatened, pending, or completed action, suit or other proceeding, whether civil, criminal, administrative, or investigative.

            (d)    Subsidiary.    For purposes of this Agreement, "subsidiary" means any corporation of which more than 50% of the outstanding voting power is owned directly or indirectly by the Company, by the Company and one or more other subsidiaries, or by one or more other subsidiaries.

        2.    Agreement to Serve.    The Indemnitee agrees to serve as agent of the Company, at its will, so long as Indemnitee is duly appointed or elected and qualified in accordance with the applicable provisions of the Bylaws of the Company or any subsidiary of the Company or until such time as Indemnitee tenders his or her resignation in writing; provided, however, that nothing contained in this Agreement is intended to create any right to continued employment by Indemnitee.

        3.    Liability Insurance.

            (a)    Maintenance of D&O Insurance.    The Company hereby covenants and agrees that, so long as the Indemnitee shall continue to serve as an agent of the Company and thereafter so long as the Indemnitee shall be subject to any possible proceeding by reason of the fact that the Indemnitee was an agent of the Company, the Company, subject to Section 3(c), shall promptly obtain and maintain in full force and effect directors' and officers' liability insurance ("D&O Insurance") in reasonable amounts from established and reputable insurers.

            (b)    Rights and Benefits.    In all policies of D&O Insurance, the Indemnitee shall be named as an insured in such a manner as to provide the Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company's directors.

            (c)    Limitation on Required Maintenance of D&O Insurance.    Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain D&O Insurance if the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit, or the Indemnitee is covered by similar insurance maintained by a subsidiary of the Company.

        4.    Mandatory Indemnification.    Subject to Section 10 below, the Company shall indemnify the Indemnitee as follows:

            (a)    Third Party Actions.    If the Indemnitee was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the Company) by reason of the fact that Indemnitee is or was an agent of the Company, or by reason of anything done or not done by him or her in any such capacity, the Company shall indemnify the Indemnitee against any and all expenses and liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes and penalties, and amounts paid in settlement) actually and reasonably incurred by Indemnitee in connection with the investigation, defense, settlement or appeal of such proceeding, provided the Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and its stockholders, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

            (b)    Other Actions.    If the Indemnitee was or is a party or is threatened to be made a party to any proceeding by or in the right of the Company by reason of the fact that Indemnitee is or was an agent of the Company, or by reason of anything done or not done by him or her in any such capacity, the Company shall indemnify the Indemnitee against all expenses actually and reasonably incurred by him in connection with the investigation, defense, settlement, or appeal of such proceeding, provided the Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and its stockholders; except that no indemnification under this subsection 4(b) shall be made in respect of any claim, issue or matter as to which Indemnitee shall have been finally adjudged to be liable to the Company by a court of competent jurisdiction unless and only to the extent that the court in which such proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such amounts which the court shall deem proper.

            (c)    Actions where Indemnitee is Deceased.    If the Indemnitee was or is a party or is threatened to be made a party to any proceeding by reason of the fact that Indemnitee is or was an agent of the Company, or by reason of anything done or not done by him or her in any such capacity, and if prior to, during the pendency of or after completion of such proceeding Indemnitee dies, the Company shall indemnify the Indemnitee's heirs, executors and administrators against any and all expenses and liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes and penalties, and amounts paid in settlement) actually and reasonably incurred to the extent Indemnitee would have been entitled to indemnification pursuant to Sections 4(a) or 4(b) above were Indemnitee still alive.

            (d)    Limitations.    Notwithstanding the foregoing, the Company shall not be obligated to indemnify the Indemnitee for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes and penalties, and amounts paid in settlement) for which payment is actually made to or on behalf of Indemnitee under a valid and collectible insurance policy of D&O Insurance, or under a valid and enforceable indemnity clause, by-law or other agreement.

        5.    Partial Indemnification.    If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for a portion of any expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes and penalties, and amounts paid in settlement) incurred by Indemnitee in the investigation, defense, settlement or appeal of a proceeding, but not entitled, however, to indemnification for all of such expenses or liabilities, the Company shall nevertheless indemnify the Indemnitee for such total amount of expenses or liabilities less the portion thereof to which the Indemnitee is not entitled.

        6.    Mandatory Advancement of Expenses.    Subject to Section 9(a) below, the Company shall advance all expenses incurred by the Indemnitee in connection with the investigation, defense, settlement or appeal of any proceeding to which the Indemnitee is a party or is threatened to be made a party, by reason of the fact that the Indemnitee is or was an agent of the Company. Indemnitee hereby undertakes to repay such amounts advanced only if, and to the extent that, it shall be determined ultimately that the Indemnitee is not entitled to be indemnified by the Company as authorized hereby. The advances to be made hereunder shall be paid by the Company to the Indemnitee within twenty (20) days following delivery of a written request therefor by the Indemnitee to the Company. In the event that the Company fails to pay expenses as incurred by the Indemnitee as required by this paragraph, Indemnitee may seek mandatory injunctive relief from any court having jurisdiction to require the Company to pay expenses as set forth in this paragraph. If Indemnitee seeks mandatory injunctive relief pursuant to this paragraph, it shall not be a defense to enforcement of the Company's obligations set forth in this paragraph that Indemnitee has an adequate remedy at law for damages.

        7.    Notice and Other Indemnification Procedures.

            (a)    Notice by Indemnitee.    Promptly after receipt by the Indemnitee of notice of the commencement of or the threat of commencement of any proceeding, the Indemnitee shall, if the Indemnitee believes that indemnification with respect thereto may be sought from the Company under this Agreement, notify the Company of the commencement or threat of commencement thereof.

            (b)    Notice by Company.    If, at the time of the receipt of a notice of the commencement of a proceeding pursuant to Section 7(a) hereof, the Company has D&O Insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

            (c)    Defense.    In the event the Company shall be obligated to pay the expenses of any proceeding against the Indemnitee, the Company, if appropriate, shall be entitled to assume the defense of such proceeding, with counsel approved by the Indemnitee in Indemnitee's reasonable discretion, upon the delivery to the Indemnitee of written notice of its election so to do. After delivery of such notice, approval of such counsel by the Indemnitee and the retention of such counsel by the Company, the Company will not be liable to the Indemnitee under this Agreement for any fees of counsel subsequently incurred by the Indemnitee with respect to the same proceeding, provided that (i) the Indemnitee shall have the right to employ counsel in any such proceeding at the Indemnitee's expense; and (ii) if (A) the employment of counsel by the Indemnitee has been previously authorized by the Company, (B) the Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and the Indemnitee in the conduct of any such defense, or (C) the Company shall not, in fact, have employed counsel to assume the defense of such proceeding, then the fees and expenses of Indemnitee's counsel shall be at the expense of the Company.

        8.    Determination of Right to Indemnification.

            (a)    Successful Defense.    To the extent the Indemnitee has been successful on the merits or otherwise in defense of any proceeding (including, without limitation, an action by or in the right of the Company) to which the Indemnitee was a party by reason of the fact that he or she is or was an agent of the Company at any time, the Company shall indemnify the Indemnitee against all expenses of any type whatsoever actually and reasonably incurred by Indemnitee in connection with the investigation, defense or appeal of such proceeding.

            (b)    Other Situations.    In the event that Section 8(a) is inapplicable, the Company shall also indemnify the Indemnitee unless, and except to the extent that, the Company shall prove by clear and convincing evidence in a forum determined under Section 8(c) below that the Indemnitee has not met the applicable standard of conduct required to entitle the Indemnitee to such indemnification.

            (c)    Selection of Forum; Determination that Indemnification Proper.    The Indemnitee shall be entitled to select the manner in which the validity of the Company's claim under Section 8(b) hereof that the Indemnitee is not entitled to indemnification will be determined from among the following:

      (i)
      By a majority vote of the directors who are not parties to the proceeding for which indemnification is being sought, even though less than a quorum, or by a committee of such directors designated by majority vote of such directors, even though less than a quorum;

      (ii)
      By the stockholders of the Company; or

      (iii)
      If there are no directors who satisfy the requirements of Section 8(c)(i) above, or if directors who satisfy the requirements of Section 8(c)(i) so direct, by independent legal counsel selected by the Indemnitee, and approved by the Board in its reasonable discretion, which counsel shall make such determination in a written opinion.

            (d)    Submission to Forum.    As soon as practicable and in no event later than thirty (30) days after written notice of the Indemnitee's choice of manner pursuant to Section 8(c) above, the Company shall, at its own expense, submit to the selected forum its claim that the Indemnitee is not entitled to indemnification; and the Company shall act in good faith to assure the Indemnitee a complete opportunity to defend against such claim.

            (e)    Application to Court of Chancery.    Notwithstanding a determination by any forum listed in Section 8(c) hereof that Indemnitee is not entitled to indemnification with respect to a specific proceeding, the Indemnitee shall have the right to apply to the Court of Chancery of Delaware, the court in which that proceeding is or was pending or any other court of competent jurisdiction, for the purpose of enforcing the Indemnitee's right to indemnification pursuant to this Agreement.

            (f)    Expenses Related to this Agreement.    Notwithstanding any other provision in this Agreement to the contrary, the Company shall indemnify the Indemnitee against all expenses incurred by the Indemnitee in connection with any hearing or proceeding under this Section 8 involving the Indemnitee and against all expenses incurred by the Indemnitee in connection with any other proceeding between the Company and the Indemnitee involving the interpretation or enforcement (subject to Section 11) of the rights of the Indemnitee under this Agreement unless a court of competent jurisdiction finds that each of the claims and/or defenses of the Indemnitee in any such proceeding was frivolous or made in bad faith.

        9.    Exceptions.    Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:

            (a)    Claims Initiated by Indemnitee.    To indemnify or advance expenses to the Indemnitee with respect to proceedings or claims initiated or brought voluntarily by the Indemnitee and not by way of defense, unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board, (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under the General Corporation Law of the State of Delaware or (iv) the proceeding is brought to establish or enforce a right to indemnification or advancement of expenses under this Agreement or any other statute or law or otherwise as required under Section 145;

            (b)    Lack of Good Faith.    To indemnify the Indemnitee for any expenses incurred by the Indemnitee with respect to any proceeding instituted by the Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that the material assertions made by the Indemnitee in such proceeding were not made in good faith or were frivolous; or

            (c)    Unauthorized Settlements.    To indemnify the Indemnitee for any amounts paid in settlement of a proceeding unless the Company consents to such settlement, which consent shall not be unreasonably withheld.

        10.    Non-exclusivity.    The provisions for indemnification and advancement of expenses set forth in this Agreement shall not be deemed exclusive of any other rights that the Indemnitee may have under any provision of law, the Company's Certificate of Incorporation or Bylaws as in effect from time to time, the vote of the Company's stockholders or disinterested directors, other agreements, or otherwise, both as to action in Indemnitee's official capacity and to action in another capacity while occupying Indemnitee's position as an agent of the Company, and the Indemnitee's rights hereunder shall continue after the Indemnitee has ceased acting as an agent of the Company and shall inure to the benefit of the heirs, executors and administrators of the Indemnitee.

        11.    Enforcement.    Any right to indemnification or advancement of expenses granted by this Agreement to Indemnitee shall be enforceable by or on behalf of Indemnitee in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within sixty (60) days of written request therefor. Indemnitee, in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting Indemnitee's claim. It shall be a defense to any action for which a claim for indemnification is made under this Agreement (other than an action brought to enforce a claim for expenses pursuant to Section 6 hereof, provided that the required undertaking has been tendered to the Company) that Indemnitee is not entitled to indemnification because of the limitations set forth in Sections 4 and 9 hereof. Neither the failure of the Company (including its Board of Directors or its stockholders) to have made a determination prior to the commencement of such enforcement action that indemnification of Indemnitee is proper in the circumstances, nor an actual determination by the Company (including its Board of Directors or its stockholders) that such indemnification is improper, shall be a defense to the action or create a presumption that Indemnitee is not entitled to indemnification under this Agreement or otherwise.

        12.    Subrogation.    In the event the Company is obligated to make a payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery under an insurance policy or any other indemnity agreement covering the Indemnitee, who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights.

        13.    Survival of Rights.

            (a)   All agreements and obligations of the Company contained herein shall continue during the period Indemnitee is an agent of the Company and shall continue thereafter so long as Indemnitee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative, by reason of the fact that Indemnitee was serving in the capacity referred to herein.

            (b)   The Company shall require any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) or to all or substantially all of the business or assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

        14.    Interpretation of Agreement.    It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to the Indemnitee to the fullest extent permitted by law, including in those circumstances in which indemnification would otherwise be discretionary.

        15.    Severability.    If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of the Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable and to give effect to Section 14 hereof.

        16.    Modification and Waiver.    No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

        17.    Notice.    All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and receipted for by the party addressee, (ii) if mailed by certified or registered mail with postage prepaid, on the third business day after the mailing date or (iii) by reputable overnight courier service (delivery charges prepaid), on the first business day after the mailing date. Addresses for notice to either party are as shown on the signature page of this Agreement, or as subsequently modified by written notice.

        18.    Governing Law.    This Agreement shall be governed exclusively by and construed according to the laws of the State of Delaware as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware.

        19.    Counterparts.    To facilitate execution, this Agreement may be executed in counterparts. It shall not be necessary that the signature of or on behalf of each party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each party appears on one or more of the counterparts. The counterparts shall together constitute a single agreement.

*    *    *

        The parties hereto have entered into this Indemnity Agreement effective as of the date first above written.

THE COMPANY:
Regal Entertainment Group
By:	/s/ PETER BRANDOW
Title	Executive Vice President, General Counsel & Secretary
Address	7132 Regal Lane Knoxville, TN 37918
INDEMNITEE:
/s/ LEWIS W. COLEMAN Lewis W. Coleman
Address	16 De Silva Island Drive Mill Valley, CA 94941

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INDEMNITY AGREEMENT